UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) Securities

Exchange Act of 1934

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Filed by a party other than the Registrant	/X/

Check the appropriate box:

/ /	Preliminary Consent Solicitation Statement
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/X/	Definitive Consent Solicitation Statement
/ /	Definitive Additional Materials
/ /	Soliciting material pursuant to Sec. 240.14a-12

CONCORD MILESTONE PLUS, L.P.

(Name of Registrant as Specified in Its Charter)

Everest Properties, LLC

Everest Management, LLC

(Name of Person(s) Filing Consent Solicitation Statement, if other than the Registrant)

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Everest Properties, LLC

Everest Management, LLC

199 S. Los Robles Ave., Suite 200

Pasadena, California 91101

August 10, 2009

Dear Unit Holder in

Concord Milestone Plus, L.P.

Enclosed is a Solicitation of Consents seeking the approval by written consent (the “Consents”) of the holders of Limited Partnership Interests and Beneficial Interests (the “Unit Holders”) of Concord Milestone Plus, L.P., a Delaware limited partnership (the “Partnership”), to remove the current general partner, CM Plus Corporation, a Delaware corporation (“CM”) that is a wholly-owned subsidiary of Milestone Properties, Inc. (collectively, “Milestone”), and to replace Milestone with a new general partner: Millenium Management, LLC (“Millenium”), a California limited liability company owned by Everest Properties, LLC. Everest Properties, LLC and Everest Management, LLC (collectively, “Everest”) hold approximately 11.3% of the Partnership’s Class A Units, and therefore Everest has a significant stake in seeing the Partnership provide the maximum distributions possible to all Unit Holders. Milestone holds virtually no Units, but collects significant management and administrative fees from the Partnership each year, and therefore Milestone’s interests are not aligned with the Unit Holders’ interests.

Everest is soliciting the Consents to remove and replace the current general partner because:

•

MILLENIUM WOULD MARKET EACH PROPERTY FOR SALE IMMEDIATELY. Prices for retail property such as the Partnership’s rose steadily and significantly from 2001 to its peak in 2007, but the current general partner failed to sell the Partnership’s two remaining retail properties during that time. We believe that Milestone chose not to liquidate during a strong market because it is more concerned with preserving its management fees than with serving the best interests of the Unit Holders. This Partnership has been around over 20 years!

•

THE CURRENT GENERAL PARTNER HAS NO CURRENT INTENTION TO LIQUIDATE THE PARTNERSHIP. In a Schedule 14D-9 filed on June 18, 2009, with the Securities and Exchange Commission, the current general partner states that no efforts have been made to market the Partnership’s properties, no negotiations are underway to sell the properties, and they are not currently contemplating any sale of Partnership properties.

•

IT APPEARS THAT MILESTONE INTENDS TO HAVE THE PARTNERSHIP HOLD ITS ASSETS FOR THE VERY LONG TERM, RATHER THAN LIQUIDATE THE ASSETS AND DISTRIBUTE PROCEEDS TO UNIT HOLDERS. In 2007, the Partnership sold one of its assets and, rather than distribute over $7 Million of available cash to Unit Holders and sell the other properties, Milestone had the Partnership use that cash to pay off the mortgages on its other assets, so now the Partnership’s properties carry no mortgage debt. That decision only makes sense when you intend to hold onto the property for a very long time.

•

THE CURRENT GENERAL PARTNER HAS A MAJOR CONFLICT OF INTEREST REGARDING THE LIQUIDATION OF THE PARTNERSHIP – IT IS IN MILESTONE’S FINANCIAL INTEREST TO KEEP COLLECTING FEES FROM THE PARTNERSHIP. If the Partnership liquidates, the general partner receives only 1% of the net proceeds, and will no longer be able to get the management fees and administrative charges that it collects from the Partnership every year. Those amounts were $193,165 in 2008, and $215,900 in 2007. So even if the

Partnership’s assets could be sold for $15 Million (a price which Everest believes would be extremely high and unlikely in the current market for shopping centers), Milestone would only get $150,000 from that sale, which is much less than Milestone collects from the Partnership each and every year. Milestone has no incentive to liquidate the Partnership and has every incentive to keep the Partnership around year after year, so that Milestone can collect substantial fees every year.

•

MILLENIUM, AS THE NEW GENERAL PARTNER, WILL AVOID THE CONFLICT OF INTEREST THAT MILESTONE HAS BY USING INDEPENDENT PROFESSIONAL PROPERTY MANAGERS AND BECAUSE MILLENIUM’S OWNER HAS A STAKE AS AN INVESTOR. Millenium and the other Everest affiliates are the asset managers of a broad, national portfolio of investment properties; they have a significant equity investment in every property under their management, and they engage independent property managers to manage their properties, so they do not rely on property management fees for their income.

•

MILESTONE HAS NO MEANINGFUL STAKE IN THE PARTNERSHIP AS AN INVESTOR –MILESTONE’S PRINCIPAL BUSINESS APPEARS TO BE MANAGING PROPERTIES FOR THE FEES. According to its website, Milestone has been in the property management business for over 20 years, and manages 28 shopping centers. While Milestone also states that it wants to acquire and own shopping centers, it has no meaningful stake in the Partnership. Millenium’s owner, Everest, has a significant investment in the Partnership. Millenium will devote the necessary resources and attention to properly manage the partnership and will be aligned with the interests of the Unit Holders. Millenium’s owner has one of the largest investment positions in the Partnership and therefore Millenium can be expected to pay greater attention to managing the Partnership diligently and disposing of its assets in order to maximize returns to the Unit Holders.

•

MILLENIUM WOULD REVIEW ALL AMOUNTS PAID TO THE CURRENT GENERAL PARTNER AND ITS AFFILIATES TO DETERMINE IF ANY MONEY HAS BEEN TAKEN IMPROPERLY. Millenium intends to review all fees, reimbursements and expense accruals, and will also review all payments between the Partnership and the general partner. Millenium believes, based on its own experience as an asset manager of commercial properties, including shopping centers, that the management and administrative fees charged by Milestone are significantly higher than Millenium would expect for the Partnership’s properties. If Millenium determines that any amounts have been paid improperly, then it intends to bring the appropriate claims to recover such amounts and for any resulting damages.

•

MILLENIUM’S PERSONNEL HAVE SUBSTANTIAL EXPERIENCE IN MANAGING COMMERCIAL PROPERTIES. The personnel who would manage the Partnership have substantial experience as asset managers for shopping center properties and many other commercial properties.

We urge you to carefully read the enclosed Consent Solicitation Statement and to vote. Your vote is important. Failure to vote, abstentions and broker non-votes will have the same effect as a vote against the Proposal. To be sure your vote is represented, please sign, date and return the enclosed GREEN Consent form as promptly as possible in the enclosed, prepaid envelope. If you have any questions, please contact Everest at: (800) 611-4613

Very Truly Yours,

EVEREST PROPERTIES, LLC
EVEREST MANAGEMENT, LLC

SOLICITATION OF CONSENTS

of

UNIT HOLDERS

of

Concord Milestone Plus, L.P.

by

Everest Properties, LLC and Everest Management, LLC,,

eacha California limited liability company

August 10, 2009

CONSENT SOLICITATION STATEMENT

Everest Properties, LLC and Everest Management, LLC, each a California limited liability company (collectively, “Everest”) is seeking the approval by written consent (the “Consents”) of the holders of Limited Partnership Interests and Beneficial Interests (the “Unit Holders”) of Concord Milestone Plus, L.P., a Delaware limited partnership (the “Partnership”), to remove the current general partner and replace it with Millenium Management, LLC (“Millenium”), a California limited liability company, as the successor general partner of the Partnership. Millenium is wholly-owned by Everest.

Upon removal of the current general partner of the Partnership pursuant to this solicitation of Consents, Everest intends for Millenium to continue the partnership in accordance with Section 12.5 of the Partnership’s Amended and Restated Agreement of Limited Partnership (the “Partnership Agreement”). At such time, the current general partner shall become a special limited partner of the Partnership with no right to participate in the affairs of the Partnership, but retaining the economic rights that it held as a general partner. The Partnership would also have the option, but not the obligation, to purchase the general partner’s interest in the Partnership for a price equal to its fair market value, as determined pursuant to Section 12.4 of the Partnership Agreement.

This Consent Solicitation Statement and the accompanying GREEN Consent form are first being mailed to Unit Holders on or about August 10, 2009. Unit Holders who are record owners of Limited Partnership Interests or Beneficial Interests, as defined in the Partnership Agreement, may execute and deliver a Consent.

Unit Holders are advised to read this entire Consent Solicitation Statement carefully and to consult with their investment and tax advisors before making a decision whether or not to consent. Please note that Everest can give no assurance that Unit Holder value will be increased by the election of Millenium as the successor general partner, although it is likely that Unit Holders will receive liquidating distributions much sooner than would occur if the current general partner remains.

YOUR VOTE IS IMPORTANT. Failure to vote will have the same effect as a vote against the Proposal.

The Consents are solicited upon the terms and subject to the conditions of this Consent Solicitation Statement and the accompanying form of Consent. The Partnership Agreement provides that the removal of the current general partner and replacing it with Millenium as the successor general partner requires the consent of the record holders of a majority of the Class A Limited Partnership Interests (including Assigned Limited Partnership Interests, which are voted by the beneficial holders of Class A

Interests), and a majority of the Class B Limited Partnership Interests (including Assigned Limited Partnership Interests, which are voted by the beneficial holders of Class B Interests) (the “Required Consents”). If Everest receives the Required Consents, Everest will, or will cause Millenium to, complete the necessary requirements for Millenium to become the successor general partner, as provided in the Partnership Agreement and Delaware law, continue the Partnership and send written notice of all actions taken as a result of the Consents of the Unit Holders.

THIS SOLICITATION IS BEING MADE BY EVEREST AND NOT ON BEHALF OF THE PARTNERSHIP. CONSENTS SHOULD BE DELIVERED IN THE ENCLOSED POSTAGE PAID ENVELOPE TO EVEREST. PLEASE DO NOT SEND YOUR CONSENT TO THE PARTNERSHIP – EVEREST WILL DELIVER CONSENTS TO THE PARTNERSHIP.

YOUR CONSENT IS IMPORTANT. PLEASE VOTE TODAY!

THE SECURITIES AND EXCHANGE COMMISSION HAS NOT PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

THIS SOLICITATION OF CONSENTS EXPIRES NO LATER THAN 5:00 P.M. PACIFIC TIME ON SEPTEMBER 15, 2009, UNLESS EXTENDED.

PROPOSAL AND SUPPORTING STATEMENT

The Unit Holders are being asked to approve by written consent the following proposal (the “Proposal”): the removal of the current general partner, which the Partnership’s most recent 10-K indicates is CM Plus Corporation, a Delaware corporation, a wholly-owned subsidiary of Milestone Properties, Inc. (collectively, “Milestone”), and replacing the current general partner with Millenium Management, LLC (“Millenium”) as the successor general partner of the Partnership.

Why remove the current general partner?

Everest holds a substantial investment in the Partnership (about 11.3% of the Class A Units and 8.1% of the Class B Units), and has closely monitored how the Partnership has been managed. Everest believes that the current general partner has not been managing the Partnership in the best interest of the Unit Holders.

The current general partner failed to take advantage of the high prices that were recently available for real estate. Prices for retail property such as the Partnership’s rose steadily and significantly from 2001 to its peak in 2007, but the current general partner failed to sell the Partnership’s two remaining retail properties during that time. We believe that Milestone chose not to liquidate during a strong market because it is more concerned with preserving its management fees than with serving the best interests of the Unit Holders. After more than 20 years of existence, the Partnership should have been liquidated.

In 2007 the general partner used the proceeds from the Partnership’s sale of the Green Valley Property to pay off the mortgages on the remaining two shopping center properties it owns. The current general partner has offered no explanation for why the Partnership did not distribute the net proceeds of over $7 Million. Unit Holders received taxable income from the sale of the Green Valley shopping center property but the general partner did not make cash distributions to Unit Holders in an amount sufficient to pay for these taxes. Everest believes the current general partner paid off the mortgages on the two properties because it is planning for the Partnership to hold the properties for a very long time so that Milestone can continue to collect fees for managing these properties and collect reimbursements for salaries and expenses it allocates to the Partnership.

If the Partnership liquidates, the general partner receives only 1% of the net proceeds, and will no longer be able to get the management and administrative fees that it collects from the Partnership every year. Those fees were $193,165 in 2008, and $215,900 in 2007. In the current real estate market, Everest believes it would be extremely unlikely that the Partnership could sell its remaining two properties for as high as $15 Million, which would represent a capitalization rate that is not supported by recent market data. But even if the Partnership’s assets could be sold for the high price of $15 Million, Milestone would only get one percent, or $150,000, from that sale, which is much less than Milestone collects from the Partnership each and every year. Milestone has no incentive to liquidate the Partnership and has every incentive to keep the Partnership around year after year, so that Milestone can collect those fees every year.

Why should Unit Holders expect Millenium to do better?

THE CURRENT GENERAL PARTNER HAS NO CURRENT INTENTION TO LIQUIDATE THE PARTNERSHIP. In a Schedule 14D-9 filed on June 18, 2009, with the Securities and Exchange Commission, the current general partner states that no efforts have been made to market the Partnership’s properties, no negotiations are underway to sell the properties, and they are not currently contemplating any sale of Partnership properties

MILLENIUM WILL MARKET EACH PROPERTY FOR SALE IMMEDIATELY. Milestone has a conflict in interest regarding a liquidation of the assets. Millenium will avoid the conflict of interest that Milestone has by using independent professional property managers and because Millenium’s owner has a stake in the Partnership as an investor. Millenium and the other Everest affiliates are the asset managers of a broad, national portfolio of investment properties, they have a significant equity investment in every property under their management, and they engage independent property managers to manage their properties, so they do not rely on property management fees for their income. Milestone, however, is a property manager that has no meaningful investment in the Partnership. Selling the Partnership’s properties would reduce Milestone’s management fee revenue, so it is in Milestone’s financial interest to hold the properties indefinitely.

MILLENIUM’S INTERESTS WILL BE BETTER ALIGNED WITH THE INTERESTS OF THE UNIT HOLDERS. Millenium’s owner, Everest, has one of the largest investment positions in the Partnership, and therefore Millenium can be expected to pay greater attention to managing the Partnership diligently and disposing of its assets promptly in order to maximize returns to the Unit Holders, since, as a Unit Holder with a significant investment at stake, Everest’s interests are aligned with the interests of the other Unit Holders.

MILLENIUM WOULD REVIEW ALL AMOUNTS PAID TO THE CURRENT GENERAL PARTNER AND ITS AFFILIATES. Millenium believes, based on its own experience as an asset manager of commercial properties, including shopping centers, that the management and administrative fees charged by Milestone are significantly higher than Millenium would expect for the Partnership’s properties. Millenium would review all fees, reimbursements and expense accruals, and will also review all payments between the Partnership and the general partner. If Millenium determines that any amounts have been paid improperly, then it intends to bring the appropriate claims to recover such amounts and for any resulting damages.

MILLENIUM’S PERSONNEL HAVE SUBSTANTIAL EXPERIENCE IN MANAGING COMMERCIAL PROPERTIES. The personnel who would manage the Partnership have substantial experience as asset managers for shopping center properties and many other commercial properties. Millenium and the other Everest affiliates have a significant equity stake in every property under their management, which would also be true for the Partnership if the Unit Holders approve Millenium to replace the current general partner.

What other factors should be considered?

Everest cannot give any assurances that Unit Holder value will be increased by the election of Millenium as the successor general partner. However, Everest is confident that Millenium will do a much better job of managing and promptly liquidating the Partnership in the best interests of the Unit Holders.

Everest believes that the Partnership’s properties should be marketed for sale immediately, while the current general partner has indicated it has no present intention to do so. Unit Holders should consider carefully whether or not they agree with Everest’s opinion when considering whether to vote to replace the current general partner with Millenium. There are no assurances that marketing the properties would result in a sale, or that Unit Holders will realize a better investment performance from a near-term sale of the properties versus holding the properties for a longer term.

Everest’s has stated its own conclusions and opinions about the current general partner’s actions and Everest’s view of the likely reasons therefor. The current general partner may have alternate explanations for its actions, although Everest is not aware of any such explanations.

Forward-Looking Statements. This Consent Solicitation Statement contains forward-looking statements. When used in this Consent Solicitation Statement, the words “may” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “will,” “would” and similar expressions are intended to identify forward-looking statements; however, not all forward-looking statements will contain such expressions. Such statements are subject to a number of risks and uncertainties. Actual results or events in the future could differ materially from those described in the forward-looking statements as a result of difficulty in disposing of the Partnership’s assets, fluctuations in the market value of the properties in which the Partnership has invested, general economic conditions and other factors set forth in this Consent Solicitation Statement. Also, there may be additional factors that are not identified here but that may affect actual results or events in the future to differ materially from the results and events described in this Consent Solicitation Statement.

Admission of Successor General Partner

If the Required Consents are obtained to remove the current general partner and replace it with Millenium as the successor general partner, such action takes effect on the date that Everest determines the Required Consents are received, at which time Everest will immediately notify the current general partner. The current general partner will not retain any of the rights, powers or authority accruing to the general partner following its removal as general partner; provided, however, that it will become a special limited partner of the Partnership and retain the rights that it held as a general partner to a share of Profits, Losses, Gains and other allocations and distributions. The Partnership would also have the option, but not the obligation, to purchase the general partner’s interest in the Partnership for a price equal to its fair market value, as determined pursuant to Section 12.4 of the Partnership Agreement. Millenium would have the power to determine whether or not the Partnership would exercise such right to purchase the general partner’s interest. If Everest receives the Required Consents, Everest will, or will cause Millenium to, execute any amendment to the Partnership Agreement or the Partnership’s certificate of limited partnership required in order to implement the succession by Millenium as the general partner of the Partnership.

Millenium, as the successor general partner, would NOT be entitled to any share of Profits, Losses, Gains and other allocations and distributions in its capacity as general partner; however, Millenium would be entitled to collect the same management and administrative fees and reimbursements that the current general partner receives under the Partnership Agreement, although Millenium intends to avoid the potential conflict of interest that collecting such fees and reimbursements would create by engaging an independent professional property manager to manage the properties, which is the standard policy and practice of Millenium, Everest and their affiliates.

Millenium has indicated its desire to become the successor general partner as long as there is no material adverse change in the Partnership, such as bankruptcy, foreclosure or other material impairments on the value or operations of the Partnership’s assets. Millenium has reserved the right to withdraw before the Expiration Date in the event of a material adverse change in the Partnership.

VOTING PROCEDURE FOR UNIT HOLDERS

Distribution and Expiration Date of Solicitation

This solicitation of Consents will expire at 5:00 p.m. Pacific Time on the earlier to occur of the following dates (the “Expiration Date”): (i) September 15, 2009 or such later date to which Everest determines to extend the solicitation or (ii) the date Everest determines the Required Consents are received. Everest reserves the right to extend this solicitation of Consents for such period or periods as it may determine in its sole discretion from time to time. Any such extension will be followed as promptly as practicable by press release or by written notice to the Unit Holders. During any extension of this solicitation of Consents, all Consents delivered to Everest will remain effective, unless validly revoked or changed by a later dated Consent or proper notice delivered to Everest prior to the Expiration Date.

Unit Holders who are record owners of Limited Partnership Interests or Beneficial Interests may execute and deliver a Consent, which shall remain valid unless the Unit Holder ceases to be a record owner prior to the Expiration Date. Everest reserves the right for any reason to terminate the solicitation of Consents at any time prior to the Expiration Date by giving written notice of such termination to the Unit Holders.

Important Notice Regarding the Availability of Consent Solicitation Materials –

This Consent Solicitation Statement and form of Consent are available via the Internet at www.EverestWorld.com, under “Investor Sites.”

Voting Procedures and Required Consents

The Consent form included with this Consent Solicitation Statement is the ballot to be used by Unit Holders to cast their votes. Unit Holders should mark the box adjacent to the Proposal indicating that the Unit Holder votes “For” or “Against” the Proposal, or wishes to “Abstain.” All Consents that are properly completed, signed and delivered to Everest, and not validly revoked prior to the Expiration Date, will be given effect in accordance with the specifications thereof. If none of the boxes on the Consent is marked, but the Consent is otherwise properly completed and signed, the Unit Holder delivering such Consent will be deemed to have voted “For” the Proposal.

Section 11.2 of the Partnership Agreement provides for the removal and replacement of the Partnership’s general partner. Section 17-302(e) of the Delaware Revised Uniform Limited Partnership Act authorizes Unit Holders to act by written consent. Neither the Partnership Agreement nor Delaware law provides for a record date for actions taken by written consent. Therefore, any person who becomes a Unit Holder prior to the Expiration Date is entitled to vote on the Proposal, and a Consent that is properly executed and delivered and that has not been revoked shall remain valid until the Expiration Date unless the Unit Holder ceases to be a record owner prior to the Expiration Date.

The Partnership Agreement provides that the removal of the current general partner and replacing it with Millenium as the successor general partner requires the consent of the record holders of a majority of the Class A Limited Partnership Interests (including Assigned Limited Partnership Interests, which are voted by the beneficial holders of Class A Interests), and a majority of the Class B Limited Partnership Interests (including Assigned Limited Partnership Interests, which are voted by the beneficial holders of Class B Interests) (the “Required Consents”). Accordingly, adoption of the Proposal requires the receipt without revocation of the Required Consents indicating a vote “For” the Proposal. Everest is seeking approval of the Proposal. The failure of a Unit Holder, or a broker, bank or nominee thereof, to deliver a

Consent, or a vote to “Abstain,” will have the same effect as if such Unit Holder had voted “Against” the Proposal.

If interests to which a Consent relates are held of record by two or more joint holders, all such holders should sign the Consent, unless the interests are held as tenants in common, in which case all such holders must sign. If a Consent is signed by a trustee, partner, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing and must submit with the Consent form appropriate evidence of authority to execute the Consent. In addition, if a Consent relates to less than the total number of interests held in the name of such Unit Holder, the Unit Holder must state the number of interests recorded in the name of such Unit Holder to which the Consent relates. If a Consent is executed by a person other than the record owner, then it must be accompanied by a valid proxy duly executed by the record owner.

Completion Instructions

Unit Holders are requested to complete, sign and date the GREEN Consent form included with this Consent Solicitation Statement and mail, fax, hand deliver or send by overnight courier the signed Consent to Everest Properties at 199 S. Los Robles Avenue, Suite 200, Pasadena, CA 91101, Fax No.: (626) 585-5929. Consents should be sent or delivered to Everest and not to the Partnership, at the address set forth on the back cover of this Consent Solicitation Statement. A prepaid, return envelope is included for your convenience. Everest will tabulate the Consents and notify the general partner and Unit Holders of the results.

Power of Attorney

Upon approval of the Proposal, Everest will be expressly authorized to prepare any and all documentation and take any further actions necessary to implement the actions contemplated under this Consent Solicitation Statement with respect to the approved Proposal. Furthermore, each Unit Holder who votes for the Proposal described in this Consent Solicitation Statement, by signing the attached Consent, constitutes and appoints Everest, acting through its officers and employees, as his or her attorney-in-fact for the purposes of executing any and all documents and taking any and all actions required under the Partnership Agreement in connection with this Consent Solicitation Statement or in order to implement the approved Proposal, including the execution of an amendment to the Partnership Agreement or certificate of limited partnership to reflect Millenium as the successor general partner of the Partnership. Everest will also be authorized to provide notice of the removal of the general partner under the Partnership Agreement.

Revocation of Consents

Consents may be revoked at any time prior to the Expiration Date, or a Unit Holder may change his or her vote on the Proposal, in accordance with the following procedures. For a revocation or change of vote to be effective, Everest must receive prior to the Expiration Date a written notice of revocation or change of vote (which may be in the form of a subsequent, properly executed Consent) at the address set forth on the Consent. The notice must specify the name of the record holder of the interests and the name of the person having executed the Consent to be revoked or changed (if different), and must be executed in the same manner as the Consent to which the revocation or change relates or by a duly authorized person that so indicates and that submits with the notice appropriate evidence of such authority. A revocation or change of a Consent shall be effective only as to the interests listed on such notice and only if such notice complies with the provisions of this Consent Solicitation Statement.

Everest reserves the right to contest the validity of any revocation or change of vote and all questions as to validity (including time of receipt) will be determined by Everest, subject to the provisions of the Partnership Agreement, as well as state and federal law.

ANY CONSENT OR REVOCATION SENT TO THE PARTNERSHIP SHALL NOT BE VALID UNLESS IT IS ACTUALLY RECEIVED BY EVEREST BEFORE THE EXPIRATION DATE.

No Dissenters’ Rights of Appraisal

Under the Partnership Agreement and Delaware law, Unit Holders do not have dissenters’ rights of appraisal in connection with the Proposal.

Solicitation of Consents

Neither the Partnership nor the current general partner are participants in this solicitation of Consents. Everest Properties, LLC and Everest Management, LLC, are the only participants in the solicitation. Everest Properties, LLC will initially bear all costs of this solicitation of Consents, but shall seek reimbursement for such costs from the Partnership to the extent allowed under the Partnership Agreement and applicable law. Consents may be solicited by mail, facsimile, telephone, e-mail, telegraph, in person and by advertisements. Solicitations may be made by certain directors, officers and employees of the participants, none of whom will receive additional compensation for such solicitation.

The total fees and expenses to be incurred by Everest in connection with this solicitation are estimated to be $10,000. Everest has incurred fees and expenses in connection with this solicitation as of August 10, 2009 of approximately $2,000.

Unit Holders are encouraged to contact Everest at the telephone number set forth on the back cover of this Consent Solicitation Statement with any questions regarding this solicitation of Consents and with requests for additional copies of this Consent Solicitation Statement and form of Consent.

INFORMATION CONCERNING THE PARTICIPANTS

AND THE PROPOSED NEW GENERAL PARTNER

Millenium is a California limited liability company that is wholly-owned by Everest Properties, LLC, a Unit Holder of the Partnership. Millenium was formed in 1998, and invests in and serves as the general partner of limited partnerships holding real estate investment properties. Millenium’s manager is Everest Properties II, LLC, a California limited liability company that is also wholly-owned by Everest Properties, LLC.

Everest Properties, LLC (“Everest Properties”) is a California limited liability company that was formed in 1996 to invest in limited partnerships that hold real estate, such as the Partnership, and to organize affiliates and private funds that also invest in and manage real estate. Everest Management, LLC, a California limited liability company, is such an affiliate.

Everest Properties and its affiliated investment funds have invested over two hundred million dollars in over four hundred real estate partnerships since 1996. In 2001, Everest Properties and its affiliates began taking over the management of real estate partnerships and properties in which it had more significant investment positions. Since 2001, Everest Properties and its affiliates have managed partnerships and limited liability companies holding 44 multifamily, self-storage and shopping center properties in the United States and Canada, of which 33 of such properties remain in the portfolio and 11 of such properties have been sold. The following are the resumes of the directors and officers of Everest Properties, who are also the directors and officers of Millenium. The principal office of Millenium, Everest and their affiliates, and the business address of each of the directors and officers, is 199 S. Los Robles Avenue, Suite 200, Pasadena, CA 91101; telephone (626) 585-5920.

W. Robert Kohorst. Mr. Kohorst has been the President of Everest Properties since 1996. He is a lawyer by profession. From 1984 through 1990, Mr. Kohorst was the President of the Private Placement Group for Public Storage, Inc., a national U.S. real estate syndicator. Mr. Kohorst’s responsibilities included all structuring, marketing, investor services and accounting services for private placement syndications for Public Storage, Inc., and its affiliates. Upon leaving Public Storage, Inc. in 1990, Mr. Kohorst was the Chief Executive Officer and principal of two businesses, Tiger Shark Golf, Inc., a golf equipment manufacturer, and Masquerade International, Inc., a manufacturer of costumes. In 1991 Mr. Kohorst co-founded KH Financial, Inc., which engaged in the acquisition of general partner interests, real estate companies and related assets. Mr. Kohorst holds a Juris Doctor from the University of Michigan and a Bachelor of Science degree in accounting from the University of Dayton.

David I. Lesser. Mr. Lesser has been the Executive Vice President of Everest Properties since 1996. He is a lawyer by profession. From 1979 through 1986, Mr. Lesser practiced corporate and real estate law with Kadison, Pfaelzer, Woodard, Quinn & Rossi and Johnsen, Manfredi & Thorpe, two prominent Los Angeles law firms. From 1986 through 1995, Mr. Lesser was a principal and member of Feder, Goodman & Schwartz and its predecessor firm, co-managing the firm’s corporate and real estate practice. Between 1990 and 1992, Mr. Lesser was counsel to Howard, Rice, Nemerovski, Robertson, Canady & Falk. Mr. Lesser holds a Juris Doctor from Columbia University and a Bachelor of Arts degree from the University of Rochester.

Christopher K. Davis. Mr. Davis is a Vice President and the General Counsel of Everest Properties, which he joined in 1998. He is a lawyer by profession. From 1991 to 1995, he practiced securities and corporate law with Gibson, Dunn & Crutcher, a prominent national law firm headquartered in Los Angeles. From 1995 through 1997, he served as Senior Staff Counsel and then Director of Corporate Legal of Pinkerton’s, Inc., a worldwide provider of security, investigation and related services. At Pinkerton, Mr. Davis was responsible for directing the corporate section of the legal department. Mr. Davis holds a Juris Doctor from Harvard Law School and a Bachelor of Science degree in Business Administration from the University of California, Berkeley.

Peter J. Wilkinson. Mr. Wilkinson is a Vice President and the Chief Financial Officer of Everest Properties, which he joined in 1996. He is an accountant by profession. From 1981 through 1987, he worked for Deloitte Haskins and Sells and Coopers and Lybrand in London and Sydney in their audit divisions, gaining significant experience in a variety of industry segments. From 1987 to 1990, he was the company secretary and controller of Gresham Partners, an Australian investment bank where, in addition to being responsible for all financial, tax and administrative matters, he was involved with analyzing leveraged buyout, property finance and business acquisitions. Mr. Wilkinson joined BankAmerica in the United States and from 1991 to 1996 held a number of positions, culminating in being the Division Finance Officer for the Corporate Trust and Mortgage and Asset Backed divisions. In this capacity, he was responsible for presentation of all financial information and financial due diligence during their divestiture. Mr. Wilkinson holds a Bachelor of Science degree from Nottingham University and is an English chartered accountant.

CERTAIN TRANSACTIONS BETWEEN THE PARTICIPANTS AND THE PARTNERSHIP

Except as set forth in this Consent Solicitation Statement, neither Everest, nor any of its affiliates: (i) directly or indirectly beneficially owns any units of interest of the Partnership; (ii) has had any relationship with the Partnership in any capacity other than as a Unit Holder, or is or has been a party to any transactions, or series of similar transactions, since January 1, 2008, with respect to any units of interest; or (iii) knows of any transactions since January 1, 2008, currently proposed transaction, or series of similar transactions, to which the Partnership or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000 and in which any of them or their respective affiliates had, or will have, a direct or indirect material interest. In addition, other than as set forth herein, there are no contracts, arrangements or understandings entered into by Everest or any affiliates within the past year with any person with respect to any of the Partnership’s securities, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies or consents.

Except as set forth in this Consent Solicitation Statement, neither Everest, nor any affiliates, has entered into any agreement or understanding with any person with respect to (i) any future employment by the Partnership or its affiliates or (ii) any future transactions to which the Partnership or any of its affiliates will or may be a party.

INFORMATION CONCERNING THE PARTNERSHIP

Information contained in this section is based upon documents and reports publicly filed by the Partnership, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (the “Form 10-K”) and the Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009 (the “Form 10-Q”). Although Everest has no information that any statements contained in this section are untrue, Everest has not independently investigated the accuracy of the Partnership’s statements. The Partnership, not Everest, is responsible for the accuracy, inaccuracy, completeness or incompleteness of any of the information contained in the Partnership’s Form 10-K and the Form 10-Q or for the failure by the Partnership to disclose events which may have occurred and may affect the significance or accuracy of any such information.

The Partnership and its Business

The Partnership is a limited partnership formed on December 12, 1986 under Delaware law. The Partnership is engaged in the business of owning and operating shopping centers. The Partnership currently owns and operates two shopping centers (and the land they are situated on), one located in Searcy, Arkansas and the other located in Valencia, California. A third shopping center, located in Green Valley, Arizona was sold by the Partnership on May 23, 2007.

Current General Partner

The Partnership’s current general partner is CM Plus Corporation, a wholly-owned subsidiary of Milestone Properties, Inc. (“Milestone”). Milestone Property Management, Inc., an affiliate of the general partner, provides all management services for the Partnership and Milestone provides administrative services to the Partnership. Aside from its four officers, the general partner has no employees.

Outstanding Limited Partnership Interests

According to the Partnership’s Form 10-K, there were 1,518,800 Class A Interests, and 2,111,072 Class B Interests, issued and outstanding at March 15, 2009. A Unit Holder is entitled to one vote for each Limited Partnership Interest or Beneficial Interest owned by such Unit Holder. According to the Form 10-K,  the General Partner, together with its affiliates and the officers and directors of the General Partner, own less than 1% of the issued and outstanding Class A Interests and less than 1% of the issued and outstanding Class B Interests. According to the Form 10-K, the only persons or entities known to the Partnership to own beneficially in excess of 5% of the outstanding Class A Interests or Class B Interests are:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (*)
Class A	Everest Properties II, LLC 199 S. Los Robles Ave., #200 Pasadena, CA 91101	171,438 (1)	11.29%
Class A	MacKenzie Patterson Fuller LP 1640 School Street Moraga, CA 94556	287,260 (2)	18.91%
Class A	Ira Gaines 3116 E. Shea Blvd. Phoenix, AZ 85028	85,058 (3)	5.60%
Class B	The Guardian Life Insurance Company of America 203 Park Avenue South New York, NY 10003	572,292	27.11%
Class B	Everest Properties II, LLC 199 S. Los Robles Ave., #200 Pasadena, CA 91101	171,834 (4)	8.14%
Class B	MacKenzie Patterson Fuller LP 1640 School Street Moraga, CA 94556	287,260 (5)	13.61%

Class B	Ira Gaines 3116 E. Shea Blvd. Phoenix, AZ 85028	85,058 (6)	4.03%

________

*	Based on 1,518,800 Class A Interests and 2,111,072 Class B Interests outstanding as of March 15, 2009.
(1)

Includes 98,068 Class A Interests owned by Everest Properties, LLC and 73,370 Class A Interests owned by Everest Management, LLC. To the best of the Partnership’s knowledge, these entities are managed by Everest Properties II, LLC, which has the authority to vote and dispose of all of the Interests owned by these entities.

(2)

Includes 43,150 Class Interests owned by Sutter Opportunity Fund 3 LLC, 115,179 Class A Interests owned by SCM Special Fund LLC, 57,635 Class A Interest owned by MPF Flagship Fund 10 LLC, 8,184 Class A Interests owned by MPF NY 2006 LLC, 1,572 Class A Interests owned by MPF NY 2005 LLC, 4,300 Class A Interests owned by MPF Badger Acquisitions Co., LLC, 500 Class A Interests owned by Moraga Gold LLC, 1,880 Class A Interests owned by MPF NY 2007 LLC, 31,450 Class A Interests owned by MPF Senior Note Program LP, 22,410 Class A Interests owned by MPF DeWaay Fund 7 LLC, and 1,000 Class A Interests owned by MPF DeWaay Fund 5, LLC. To the best of the Partnership’s knowledge, these entities are owned or controlled by Mackenzie Patterson Fuller LP.

(3)

Includes 13,975 Class A Interests owned by Ira Gaines, 41,243 Class A Interests owned by Summit Ventures, LLC, 900 Class A Interests owned by Sunshine Wire & cable Defined Benefit Pension Plan, 14,000 Class A Interests owned by Paradise Wire & Cable Defined Benefit Pension Plan, 2,000 Class A Interests owned by IG Holdings, Inc., and 13,120 Class A Interests owned by Cheryl Hintzen. To the best of the Partnership’s knowledge, these entities are managed or controlled by Ira Gaines and Ms. Hintzen is or was employed by Mr. Gaines.

(4)

Includes 98,284 Class B Interests owned by Everest Properties, LLC and 73,550 Class B Interests owned by Everest Management, LLC. To the best of the Partnership’s knowledge, these entities are managed by Everest Properties II, LLC, which has the authority to vote and dispose of all of the Interests owned by theses entities.

(5)

Includes 43,150 Class B Interests owned by Sutter Opportunity Fund 3 LLC, 115,179 Class B Interests owned by SCM Special Fund LLC, 57,635 Class B Interests owned by MPF Flagship Fund 10 LLC, 8,184 Class B Interests owned by MPF NY 2006 LLC, 1,572 Class B interests owned by MPF NY 2005 LLC, 2,800 Class B Interests owned by MPF Badger Acquisition Co., LLC, 500 Class B Interests owned by Moraga Gold LLC, 1,880 Class B Interests owned by MPF NY 2007 LLC., 31,450 Class B Interests owned by MPF Senior Note Program LP, 22,410 Class B Interests owned by MPF DeWaay Fund 7 LLC, and 1,000 Class B Interests owned by MPF DeWaay Fund 5, LLC. To the best of the Partnership’s knowledge, these entities are owned or controlled by MacKenzie Patterson Fuller LP.

(6)

Includes 13,975 Class B Interests owned by Ira Gaines, 41,243 Class B Interests owned by Summit Ventures, LLC, 900 Class B Interests owned by Sunshine Wire & Cable Defined Benefit Pension Plan, 14,000 Class B Interests owned by Paradise Wire & Cable Defined Benefit Pension Plan, 2,000 Class B Interests owned by IG Holdings, Inc., and 13,120 Class B Interests owned by Cheryl Hintzen. To the best of the Partnership’s knowledge, these entities are managed or controlled by Ira Gaines and Ms. Hintzen is or was employed by Mr. Gaines.

The Partnership’s Form 10-K is incorrect insofar as it describes Everest Properties II, LLC, as having voting and disposition control of the interests held by Everest Properties, LLC, and Everest Management, LLC. Also, W. Robert Kohorst is the manager of Everest Properties, LLC, not Everest Properties II, LLC. Mr. Kohorst, as manager of Everest Properties, has the sole power to vote or dispose of the units held by Everest Properties. The members of Everest Management are David I. Lesser's Self-Directed Account in Everest Properties II, LLC Money Purchase Pension Plan Trust ("Lesser Account") and W. Robert Kohorst Self-Directed Account in Everest Properties II, LLC Money Purchase Pension Plan Trust ("Kohorst Account"). Everest Management's Operating Agreement requires the consent of the Lesser Account and the Kohorst Account to vote or dispose of the units held by Everest Management. Messrs. Kohorst and Lesser possess shared power to determine whether such consent will be given or withheld by the Lesser Account and the Kohorst Account.

SOLICITATION OF CONSENTS

of

UNIT HOLDERS

of

CONCORD MILESTONE PLUS, L.P.

a Delaware Limited Partnership

Questions and requests for assistance about procedures for consenting or other matters relating to this solicitation may be directed to Everest at the address and telephone number listed below. Additional copies of this Consent Solicitation Statement and form of Consent may be obtained from Everest as set forth below.

Deliveries of Consents, properly completed and duly executed, should be made to Everest at :

Everest Properties, LLC

199 S. Los Robles Avenue, Suite 200

Pasadena, CA 91101

Toll-Free: (800) 611-4613

No person is authorized to give any information or to make any representation not contained in this Consent Solicitation Statement regarding the solicitation of Consents made hereby, and, if given or made, any such information or representation should not be relied upon as having been authorized by Everest or any other person. The delivery of this Consent Solicitation Statement shall not, under any circumstances, create any implication that there has been no change in the information set forth herein or in the affairs of Everest or the Partnership since the date hereof.

Concord Milestone Plus, L.P.

a Delaware Limited Partnership (the “Partnership”)

THIS CONSENT IS SOLICITED ON BEHALF OF

EVEREST PROPERTIES, LLC AND EVEREST MANAGEMENT, LLC

UNIT HOLDERS WHO RETURN A SIGNED CONSENT BUT FAIL TO INDICATE THEIR APPROVAL OR DISAPPROVAL AS TO ANY MATTER WILL BE DEEMED TO HAVE VOTED TO APPROVE SUCH MATTER.

THIS CONSENT IS VALID FROM THE DATE OF ITS EXECUTION UNLESS AND UNTIL IT IS DULY REVOKED. THIS CONSENT REVOKES ANY PREVIOUSLY EXECUTED CONSENT OR REVOCATION OF CONSENT.

The undersigned has received the Consent Solicitation Statement dated August 10, 2009 (“Consent Solicitation Statement”) by Everest Properties, LLC, and Everest Management, LLC, each a California limited liability company (“Everest”), seeking the approval by written consent of the removal of the current general partner of the Partnership and the replacement of the current general partner with Millenium Management, LLC, a California limited liability company (“Millenium”), as the successor general partner of the Partnership.

Each of the undersigned, by signing and returning this Consent, hereby votes all limited partnership interests and beneficial interests of the Partnership held of record by the undersigned as follows for the proposal set forth above:

Proposal	FOR	AGAINST	ABSTAIN
Removal of the Current General Partner and Replacing It With Millenium as the Successor General Partner	[ ]	[ ]	[ ]

Each of the undersigned hereby directs Everest, the Partnership’s current general partner, and the Assignor Limited Partner of the Partnership, to vote the undersigned’s interests in accordance with this Consent; and in addition, constitutes and appoints Everest, acting through its officers and employees, as his or her attorney-in-fact for the purposes of executing any and all documents and taking any and all actions required under the Partnership Agreement in connection with this Consent and the Consent Solicitation Statement in order to implement the Proposal, if approved.

(Please sign exactly as your name appears on the Partnership’s records. Joint owners should each sign. Attorneys-in-fact, executors, administrators, trustees, guardians, corporation officers or others acting in representative capacity should indicate the capacity in which they sign and should give full title, and submit appropriate evidence of authority to execute the Consent)

Dated: _______________________ (Important-please fill in)

Signature / Title

Signature / Title

Telephone Number